UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 29, 2013

AVANTAIR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51115	20-1635240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4311 General Howard Drive, Clearwater, Florida 33762

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (727) 539-0071

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2012, on November 30, 2012, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) providing for the issuance of an aggregate of up to $10.0 million in principal amount of senior secured convertible promissory notes (the “Notes”) and warrants to purchase up to an aggregate of 40,000,000 shares of common stock (the “Warrants”) at an initial and additional closings (the “Financing”). The securities offered will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. At the initial closing, which occurred on November 30, 2012, the Company issued to certain members of the Company’s Board of Directors and their affiliates Notes in an aggregate principal amount of $2.8 million and Warrants to purchase an aggregate of 11,200,000 shares. Further, as previously reported on the Company’s Current Report on Form 8-K’s filed with the Securities and Exchange Commission on February 7, 2013, March 6, 2013 and March 26, 2013, the Company issued to a total of eleven accredited investors Notes in an aggregate principal amount of $2,962,500 and Warrants to purchase an aggregate of 11,850,000 shares. At an additional closing on March 29, 2013, the Company issued to an accredited investor Notes in an aggregate principal amount of $1,970,000 and Warrants to purchase an aggregate of 7,880,000 shares of common stock (the “Additional Closing”).

The Notes bear interest at an initial rate of 2.0% per annum, which increased to 12.0% per annum as a result of the Company not obtaining stockholder approval by March 31, 2013 to increase the Company’s authorized shares of common stock so that a sufficient number of shares are reserved for the conversion of the Notes. Upon the Company obtaining stockholder approval to increase the authorized shares of common stock, the interest rate shall revert to a rate of 2% per annum. Holders of the Notes may, at their option, elect to convert all outstanding principal and accrued but unpaid interest on the Notes into shares of common stock at a conversion price of $0.25 per share, but may convert only a portion of such Notes if an inadequate number of authorized shares of common stock is available to effect such optional conversion. Holders of the Notes are entitled to certain anti-dilution protections. The Company may prepay the Notes on or after the November 28, 2014. The Notes have a maturity date of November 28, 2015, unless the Notes are earlier converted or an event of default or liquidation event occurs. An “event of default” occurs, in certain cases following a cure period or declaration by the holders of the Notes, if: the Company’s fails to pay any principal or interest when due under the Note; the Company materially breaches any covenant, representation or warranty under the Financing documents; certain bankruptcy related events occur; the Company admits in writing that it is generally unable to pay its debts as they become due; or the Company ceases the operation of its business without the consent of holders of the Notes. Upon an event of default, in such case following any applicable cure period or applicable declaration by the Holders, or liquidation event, the Notes will become due and payable.

The Warrants are exercisable at an exercise price of $0.50 per share, which exercise price is subject to certain anti-dilution protections, but the Warrants may not be exercised unless a sufficient number of authorized shares of common stock are available for the exercise of the Warrants. The Warrants expire on November 30, 2017.

As previously reported, the Company entered into a Security Agreement dated November 30, 2012 to secure its senior secured convertible promissory notes issued in the Financing. The Notes issued on February 1, 2013 will be secured under the Security Agreement by a first priority security interest in substantially all of the assets of the Company that are not otherwise encumbered and excluding all aircraft, fractional ownership interests in aircraft, restricted cash, deposits on aircraft and flight hour cards. As previously reported, the Company also entered into a Registration Rights Agreement dated November 30, 2012 pursuant to which the Company has agreed to register under the Securities Act of 1933, as amended, the shares of common stock issuable upon conversion of the Notes.

The foregoing description of the Additional Closing is only a summary of its material terms and does not purport to be complete. A copy of the Purchase Agreement, the form of Note, the form of Warrant, the Security Agreement and the Registration Rights Agreement are attached as Exhibits 10.1 through 10.5, respectively, to the Company’s Current Report on Form 8-K filed on December 6, 2012, and are incorporated herein by reference. In addition, on January 17, 2013, the Company, the holders of the Notes and Warrants and Barry Gordon, as collateral agent under the Security Agreement, entered into the Amendment to Note and Warrant Purchase Agreement, Senior

Secured Convertible Promissory Notes, Warrants, Security Agreement and Registration Rights Agreement, which were filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012, and is incorporated herein by reference.

The securities were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended and Rule 506 promulgated thereunder.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Items 1.01 and 2.03 is hereby incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANTAIR, INC.

Date: April 2, 2013	By:	/s/ Steven Santo
Steven Santo
Chief Executive Officer